SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
1934

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     14a-6(e)(2)).
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[ ]  Definitive Additional Materials
[X]  Soliciting Material Under Rule 14a-12

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                          NAUTICA ENTERPRISES, INC.
               (Name of Registrant as Specified in Its Charter)
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                  BARINGTON COMPANIES EQUITY PARTNERS, L.P.,
                    JEWELCOR MANAGEMENT, INC., RCG AMBROSE
                 MASTER FUND, LTD. and RAMIUS SECURITIES, LLC
   (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
--------------------------------------------------------------------------------

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Total fee paid:

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

      On July 2, 2003, the Barington Companies group issued the following press release:


 Institutional Shareholder Services Recommends Election of Barington Companies
                                 Group Nominees

                                ----------------

 ISS States Nautica Needs to Address Core Issues to Maximize Shareholder Value

New York, NY (PR Newswire) - July 3, 2003 -- The Barington Companies group announced today that Institutional Shareholder Services, ISS, the world's leading proxy voting advisory service, has recommended its clients vote for the two director nominees of the Barington Companies group at the upcoming 2003 annual meeting of stockholders of Nautica Enterprises, Inc. (NASDAQ: NAUT). The nominees proposed by Barington Companies group are William J. Fox and James A. Mitarotonda. The meeting is scheduled for July 8, 2003 at 10:00 a.m. Eastern time. ISS also recommends its clients vote for the proposal put forward by the Barington Companies group authorizing stockholders holding 10% or more of Nautica's common stock to call a special meeting of stockholders.

Institutional Shareholder Services provides proxy advisory services to institutional investors, mutual funds and other fiduciaries, and its opinions are highly regarded by the investment community.

After noting that Nautica's board of directors needs to address core operational issues in order to maximize value for shareholders, ISS stated, "[B]oth of Barington's nominees are seasoned board veterans. We believe that as independent outsiders, they would provide checks and balances on the board, challenge the other board members to add value to the company and represent the interests of all of Nautica's shareholders."

In addition, ISS also agreed with the Barington Companies group's assessment of the Company's nominees, noting, "[W]e do not believe that Messrs. Varvatos and Scherer offer the best outlook for Nautica shareholders. Mr. Varvatos has been unable to fulfill his obligations as a member of the board due to company commitments overseas and Mr. Scherer lacks the retailing, strategic, and financial experience that we believe the board needs to create value for shareholders."

ISS concluded, "[W]e believe that the operational and value-added experience possessed by Barington's nominees are most suited to the company's immediate needs. Furthermore, we believe that Barington's nominees provide added diversity of viewpoints which would ensure that the interests of all shareholders are represented in the event of a sale or merger involving the company."

James A. Mitarotonda, President and Chief Executive Officer of the general partner of Barington Companies Equity Partners, L.P., a member of the Barington Companies group, and one of its board nominees, remarked, "We are gratified that an independent and experienced advisor such as ISS has recommended that Nautica shareholders vote to support our two nominees, as well as


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

our proposal to improve Nautica's corporate governance. We believe that our board nominees have solid credentials and a strong track record of adding value, notwithstanding Nautica's self-serving statements to the contrary. If elected, we look forward to working constructively with Nautica's other board members to help the Company address its operational, strategic and financial issues. As independent members of Nautica's board, we intend to represent the interest of all Nautica stockholders and focus our efforts on maximizing shareholder value, the driving tenet of the Barington Companies group's investing philosophy."

The Barington Companies group urges stockholders to support its nominees and proposals at the 2003 annual meeting by immediately returning the Barington Companies group GREEN proxy. Questions regarding voting of proxies or requests for assistance should be directed to D.F. King & Co., Inc. at 1-888-869-7406.

Information Regarding the Barington Companies Group

Barington Companies Equity Partners, L.P. and certain other parties own an aggregate of approximately 3.1% of the total number of shares of Nautica common stock currently outstanding. Such owners of Nautica common stock are Jewelcor Management, Inc., RCG Ambrose Master Fund, Ltd. and Ramius Securities, LLC.

Barington Companies Equity Partners, L.P. is a Delaware limited partnership formed to engage in the business of maximizing shareholder value through acquiring, holding or disposing of investments in its portfolio companies in partnership with other investment entities. Jewelcor Management, Inc. is a Nevada corporation primarily involved in investment and management services. RCG Ambrose Master Fund, Ltd. is a Cayman Islands corporation engaged in investing in companies effecting extraordinary transactions. Ramius Securities, LLC is a Delaware limited liability company and a registered broker-dealer.



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